BLUETOOTH SPECIFICATION EARLY ADOPTERS AGREEMENT

This Bluetooth Specification Early Adopters Agreement
("Agreement") is entered into by and between the Promoters (as defined below) and the contributing party set forth below
("Early Adopter").

BRAINTECH, INC.
Early Adopter's Name

NORTH VANCOUVER	       BRITISH COLUMIBA	       V7P 3N4
City                   State                   Zip

OWEN JONES             604-988-6440            604-980-7121
Contact Name           Telephone               Fax

The parties hereto hereby agree as follows.

BACKGROUND

Whereas, the Promoters have not yet completed drafting or adopted all of the Bluetooth Specifications;

Whereas, Early Adopter wishes to review and comment upon preliminary drafts of specification (collectively "Draft Bluetooth Specification") that are circulated by the Promoters for the purpose of formulating the Bluetooth Specification(s) based around Working Group Directives outlined in this contract, and the Promoters are willing to include the Early Adopter in those portions of their deliberative process in which Early Adopter has specific expertise; and

Whereas, the Promoters and Early Adopter desire to have the following conditions apply to this Early Adopters Agreement;

Now, therefore, in consideration of the mutual promises and conditions contained herein, the Promoters and Early Adopter agree as follows:

1.	DEFINITIONS

"Affiliate" means any entity that is directly or indirectly controlled by, under common control with or that controls the subject party. For purposes of this definition control means direct or indirect ownership of or the right to exercise (a) greater than fifty person (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity; or (b) greater than fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity.

1.1 "Application Programming Interface" means a particular implementation of a software interface between two software components.

1.2 "Associate" means any entity that has executed a copy of this Agreement and the Bluetooth Specification Associates
Amendment and delivered it to the Secretary.

1.3 "Bluetooth SIG Members" means collectively all members of the Bluetooth special interest group: Promoters, Associates and Early Adopters.

1.4 "Bluetooth Specification" means any adopted Draft
Bluetooth Specification including specifications developed for the Working Group Directives and any Errata Corrections to these specifications or the Foundation Specification.

1.5 "Bluetooth Trademarks" means the Bluetooth wordmark and those trademarks set out in Bluetooth Trademark Agreement.

1.6 "Bluetooth Trademark Agreement" means an agreement between Ericsson and Bluetooth SIG Member setting forth the terms and conditions for Bluetooth SIG Members' right to use the Bluetooth Trademarks in connection with Compliant Portions and products complying with Foundation Specification.

1.7 "Bluetooth Bylaws" means the document setting forth the rules, procedures and governance of the Bluetooth SIG members.

1.8 "Bluetooth Qualification Review Board" or "BQRB" means the board to be created by the Promoters for purposes of development, administration and execution of the Bluetooth
Qualification Process.

1.9 "Bluetooth Qualification Process" means the process created by Promoters for qualifying products.

1.10 "Compliant Portion" means only those specific portions of products (hardware, software or combinations thereof) that: (i) implement and are compliant with the actual Bluetooth Specification, and/or Foundation Specification, whichever the case may be (ii) are qualified pursuant to the Bluetooth Qualification Process, (iii) are within the bounds of the Scope and (iv) meet the requirements set for the in the Compliance Requirements.

1.11 "Compliance Requirements" means the document that specifies the requirements that must be met and the process that must be executed by products for purposes of demonstrating that such products comply with a Bluetooth Specification and/or Foundation Specification. The Promoters may change or add to this document.

1.12 "Contribution" shall mean any written or electronic document submitted to a Working Group for incorporation into a Bluetooth Specification by a Bluetooth SIG Member or agreed upon in writing or electronically by a Bluetooth SIG Member that such is a contribution of that Bluetooth SIG Member.

1.13 "Draft Bluetooth Specification" means all versions of the document developed by a specific Working Group based within the scope of the given Working Group Directive and all formal comments thereto provided by any Bluetooth SIG Member within said Working Group that are to be considered for inclusion in the Bluetooth Specification by the Promoters and published by the Promoters on the SIG Public Website.

1.14 "Early Adopter" means any entity that is not a Promoter and that has executed a copy of this Agreement and delivered it to the Secretary.

1.15 "Errata Correction" means any error correction to any Bluetooth Specification or Foundation Specification created for the sole purpose of error corrections in existing and published features (no additional features) or removal of such features, that are required because of an unclarity or error in existing feature operation.

1.16 "Foundation Specification" means the specification entitled "Bluetooth Version 1.0 Specification Foundation Core" or "Bluetooth Version 1.0 Specification Foundation Profiles" adopted and published on July 26th, 1999 and the Errata
Corrections thereto in 1.0 B Specification adopted December 1,
1999.

1.17 "Necessary Claims" means claims of a patent or patent application that (a) are owned or controlled by a party or its Affiliates (Licensor) now or at any future time during the term of this Agreement; and (b) are necessarily infringed by implementing those portions of a Bluetooth Specification and/or Foundation Specification within the bounds of the Scope, wherein a claim is necessarily infringed only when it is not possible to avoid infringing it because there is no technically reasonable non-infringing alternative for implementing such portions of the Bluetooth Specification and/or Foundation Specification within the bounds of the Scope. Notwithstanding the foregoing sentence, Necessary Claims do not include any claims (x) other than those set forth above even if contained in the same patent as Necessary Claims; (y) that read solely on any implementations of any portion of the Bluetooth Specification or Foundation Specification that are not within the bounds of the Scope; or (z) that, if licensed, would require a payment of royalties by the Licensor to unaffiliated third parties.

1.18 "Notice" or "Notify" means the act of notifying in accordance with Section 8.7.

1.19 "Posted" means the process of communicating or distributing written material or specifications to the Bluetooth
SIG Members. The primary means of Posting is by making the document/information available to Bluetooth SIG Members via the SIG public Website.

1.20 "Scope" means the protocols and data formats needed for Bluetooth interoperability, and the electrical signaling characteristics solely to the extent disclosed with particularity in a Bluetooth Specification and/or the Foundation Specification where the sole purpose of such disclosure is to enable products to interoperate, interconnect or communicate as defined within such Bluetooth Specification and/or Foundation Specification.
For clarification, the Scope shall not include (a) any enabling technologies that may be necessary to make or use any product or portion thereof that complies with the Bluetooth Specification and/or Foundation Specification, but are not themselves expressly set forth in the Bluetooth Specification and/or Foundation Specification (e.g., semiconductor manufacturing technology, compiler technology, object oriented technology, basic operating system technology, etc.); or (b) the implementation of other published specifications developed elsewhere but referred to in the body of the Bluetooth Specification and/or Foundation Specification; or (c) any portions of any product and any combinations thereof the purpose or function of which is not required for compliance with the Bluetooth Specification and/or Foundation Specification; or (d) Application Programming Interfaces, applications, or user interfaces; including the technology used to generate, display or interact with a user.

1.21 "Secretary" means a Promoter that is appointed to undertake certain duties.

1.22 "SIG Public Website" means a website created by the Promoters which is made generally accessible to the public, with portions password protected for access only by Bluetooth SIG
Members.

1.23 "Promoters" means each company that has executed a Bluetooth 2.0 Specification Promoters Agreement and its
Affiliates.

1.24 "Working Group" means the body of individuals given task of creating a Draft WG Specification that meets the criteria of the working Group Directive assigned that particular working group. Working groups are formed by the Promoters based on Working Group Directive selected from the list of Working Group Directives (Attachment A).

1.25 "Working Group Directive" means a range of intended uses for Compliant Portions, where a Bluetooth Specification is to be prepared so as to deliver a minimum platform necessary to deliver such a range of intended uses but not so as to specify implementations in accordance with those intended uses, as defined in document attached hereto as Attachment A.

2. COMPLIANCE WITH ANTITRUST LAWS

Early Adopter and the Promoters are committed to fostering open competition in the development of products and services based on the Bluetooth Specification(s) and the Foundation Specification. Early Adopter and the Promoters understand that in certain lines of business they are or may be direct competitors and that it is imperative that they and their representatives act in a manner which does not violate any state, federal or international antitrust laws and regulations. Without limiting the generality of the foregoing, Early Adopter and the Promoters acknowledge that this Agreement prohibits any communications which violate the antitrust laws. Accordingly, Early Adopter and each Promoter will counsel its representatives who participate in any activities under this Agreement on the importance of limiting the scope of their discussions and communications to the topics that relate to the purposes of this Agreement, whether or not such discussions and communications take place during formal meetings, informal gatherings, or otherwise.

3. SPECIFICATION DEVELOPMENT

Development. The Promoters and the Early Adopter agree that they shall reasonably cooperate to promote personal connectivity solutions based on the Bluetooth technology areas described by the Working Group Directives, and to within the scope of such Working Group Directives, develop Bluetooth Specifications for the purpose of establishing specifications that can be widely adopted in order to enhance the demand for products that comply with the Bluetooth Specification(s). Each Promoter and Early Adopter shall be free to use any efforts or no efforts in the course of working to develop materials related to Draft Bluetooth Specification(s) and Bluetooth Specification(s). Each Early Adopter shall during the development work have access to Draft Bluetooth Specifications. The Early Adopter shall further have the right to make copies of such Specifications for internal use.

4. SUBMISSIONS TO PROMOTERS AND LICENSE GRANT

Early Adopter understands that all submissions it makes to the Promoters with regard to Draft Bluetooth Specifications shall be governed by the following:

4.1 Non-Confidentiality of Early Adopter Submissions. Early Adopter agrees that any Contributions shall be deemed to be made on a non-confidential basis and that the Promoters shall be free to disclose these submissions for purposes of developing and adopting any Bluetooth specification(s) and in connection with such activities and disclose such submissions to each other and any third parties.

4.2 Copyrights in Final Specification. Upon adoption of a Bluetooth Specification, Early Adopter agrees and does hereby grant joint ownership to each Promoter in any copyright that the Early Adopter may have in the Bluetooth Specification(s) including Contributions of Early Adopter. Each Promoter may exercise any and all rights of copyright ownership and sublicense such rights in the Bluetooth Specification(s) as if such rights were solely owned by such Promoter without permission of the Early Adopter and without any duty to account.

4.3 Copyright License. Subject to Section 4.1 and Section 5, each Early Adopter hereby grants to each of the other Promoters and Associates, who participate in a Working Group, a worldwide, royalty-free, license under its copyrights in its Contributions to reproduce, distribute, display, perform, and create derivative works for the purposes of developing any Draft Bluetooth Specification or derivative works thereof.

4.4 All Contributions by a contributing Early Adopter that have been submitted for inclusion in any Bluetooth Specification or Draft Bluetooth Specification shall be licensed by the contributing Early Adopter to all Licensees (as defined in Section 4.5 b), License) under the grant specified in Section 4.5
b) for all Bluetooth Specifications in which the Contributions become included, even if the Early Adopter has withdrawn.

4.5 License grant

(a) To Early Adopter. Effective upon the later of adoption by the Promoters of each Bluetooth Specification and receipt by the Secretary of a fully executed original of this Agreement, the Promoters and their Affiliates hereby grant to Early Adopter and its Affiliates, (collectively "Licensee") a nonexclusive, royalty-free, perpetual, irrevocable, nontransferable, nonsublicenseable, worldwide license under their Necessary Claims with respect to such Bluetooth Specification and/or Foundation Specification solely to make, have made, use, import offer to sell, sell and otherwise distribute and dispose of Compliant Portions; provided that such license need not extend to any part or function of a product in which a Compliant Portion is incorporated that is not itself part of the Compliant Portion.

In addition, effective as of adoption of a Bluetooth Specification and/or Foundation Specification, each Promoter hereby grants to Early Adopter a world-wide, royalty-free license under its copyrights in such Bluetooth Specification and/or Foundation Specification to reproduce, distribute, display and create derivative works for such Bluetooth Specification and/or Foundation Specification solely for purposes of performing rights and obligations under this Agreement. In exercise of these rights, Early Adopter may not modify the Bluetooth Specification(s) and/or Foundation Specification, unless necessary for purposes for implementing the Bluetooth Specification and/or Foundation Specification hereunder.

(b) By Early Adopter. Effective upon adoption by the Promoters of each Bluetooth Specification and/or Foundation Specification, Early Adopter and its Affiliates hereby grant to each of the Promoters and all Early Adopters and Associates and their respective Affiliates (also collectively "Licensee"), a nonexclusive, royalty-free, perpetual, irrevocable, nontransferable, nonsublicenseable, worldwide license under its Necessary Claims solely to make, have made, use, import offer to sell, sell and otherwise distribute and dispose of Compliant Portions; provided that such license does not extend to any part or function of a product in which a Compliant Portion is incorporated that is not itself part of the Compliant Portion.

In the event that a Bluetooth SIG Member, other than a Bluetooth SIG Member who has "Necessary Claims", files suit against another Bluetooth SIG Member for patent infringement arising from that Bluetooth SIG Member's manufacture, use or sale of products and systems that are compatible with the Bluetooth Specification(s) and/or Foundation Specification, and such suit is not defensive based on a patent infringement claim or suit by such Bluetooth SIG Member, then such Bluetooth SIG member shall have the unilateral right to change the license grant set out in
4.5 (a) or (b) above under Necessary Claims, if any, from a royalty-free license to a reasonable royalty bearing license and be able to collect such royalty retroactively commencing on the date the Bluetooth SIG Member filing such suit is alleging such Bluetooth SIG Member commenced the infringement which is the basis of the suit.

For the purpose of this Section 4.5, a product or system is "compatible" with the Bluetooth Specification(s) and/or
Foundation Specification if it actually implements or incorporates or directly interfaces or is designed to interface with a Compliant Portion.

5. CONFIDENTIALITY

5.1 Draft Specification. Until the Promoters adopt each Bluetooth Specification(s) and make it generally publicly available, Early Adopter will maintain all versions and revisions of the Draft Bluetooth Specifications and any other information designated as confidential ("Confidential Material") in confidence with at least the same degree of care that it uses to protect is own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances and will not use, disclose or copy the Confidential Material except as necessary for its employees or contractors with a need to know to evaluate and comment thereon. Early Adopter shall mark any copies it makes "confidential," "proprietary" or with a similar legend and shall reproduce all copyright notices and disclaimers therein. Unless the parties agree otherwise, this obligation of confidentiality will expire two (2) years from the date of disclosure to Early Adopter.

Notwithstanding the foregoing, Confidential Material shall not include any information that is (a) in the public domain other than by breach of a duty to the disclosing party; (b) received from a third party without any obligation of confidentiality; (c) rightfully known to the receiving party without any limitation on use or disclosure prior to its receipt from the disclosing party;
(d) independently developed by employees of the receiving party; or (e) generally made available to third parties by the disclosing party without restriction on disclosure.

5.2 Press Release.  Early Adopter agrees that any of the SIG
Members may make a press or other public announcement regarding its activities as a SIG Member and may include the identity of Early Adopter in such announcement.

6. TRADEMARKS

6.1	Early Adopter hereby agrees not to assert against any
Promoter, Associate or Early Adopter any trademark, trade name, or similar rights it may have now or hereafter in the names "Bluetooth" or, "Bluetooth 2.0" (collectively "Trademarks").

6.2 Obligation to use Trademarks. No Promoter or Early Adopter shall be obligated to use any of the Bluetooth Trademarks on any product, advertising, or on any other material in any manner. No Promoter or Early Adopter shall be obligated to refer to Ericsson or Ericsson's ownership in connection with use of the Bluetooth Trademark. Ericsson agrees not to publicize its ownership of the Bluetooth Trademarks in a prominent fashion.

6.3 Use of the Trademarks. Each Promoter and Early Adopter hereby agrees that, to the extent it uses the Bluetooth Trademarks in association with products that comply with the Bluetooth Specification and/or Foundation Specification as specified by the Bluetooth Qualification Review Board, it shall only use the Bluetooth Trademarks to label and promote products which include Compliant Portions. No Promoter or Early Adopter shall use or adopt any trademarks for any product, service or specification likely to cause confusion with any Bluetooth Trademarks or trademarks otherwise adopted by the Promoters in connection with the Bluetooth Specification and/or Foundation Specification, unless agreed in writing by all Promoters.

6.4 Upon signing of this Agreement, all rights for the use of the Bluetooth Trademarks, as granted by Ericsson under Bluetooth
1.0 agreements, cease. In stead, Ericsson will grant to Early Adopter rights and licenses to use Bluetooth Trademarks in accordance with a Bluetooth Trademark Agreement attached hereto.

6.5 The Early Adopter recognize the substantial goodwill in the Bluetooth Trademarks and shall comply with Ericsson's reasonable instructions regarding the use, appearance and placement of the Bluetooth Trademarks that Ericsson may provide from time to time.

6.6 EARLY ADOPTER ACKNOWLEDGES THAT THE BLUETOOTH TRADEMARK WILL
BE PROVIDED "AS IS" WITH NO WARRANTIES WHATSOEVER, WHETHER
EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO ANY
WARRANTY OF NONINFRINGEMENT.

7. WITHDRAWAL

7.1 Conditions and Procedure for Withdrawal. An Early Adopter may withdraw from this Agreement at any time. The timing of such withdrawal will determine the effect on such Early Adopter's licensing obligations as specified in Section 7.2 below. An Early Adopter who wishes to withdraw should provide timely written notice to the Secretary of this decision. An Early Adopter that withdraws from this Agreement cannot enter into subsequent Early Adopters Agreement unless unanimously agreed among the Promoters.

7.2 Effect of Withdrawal.

Withdrawals which Terminate Patent Licensing Obligation.  If an
Early Adopter withdraws from this Agreement no later than three
(3) weeks following its receipt of notice of adoption of such Bluetooth Specification:

(1) this Agreement shall continue in full force and effect for all remaining Promoters and Early Adopters;

(2) with respect to such withdrawing Early Adopter, the entirety of 1 (Definitions), 4.2 (Copyrights in Bluetooth Specification and Foundation Specification), 6 (Trademarks), 5
(Confidentiality), 7 (Withdrawal), and 8 (General) shall continue in full force and effect; and

(3) with respect to Contributions from the withdrawing Early Adopter which are included in any Bluetooth Specification which is adopted after the effective date of withdrawal, such withdrawing Early Adopter shall be entitled to receive a license from all Licensees (as defined in Section 4.5 b), regarding all such Bluetooth Specifications (i.e. all those which include the withdrawing Early Adopter's Contributions) under the terms of
Section 4.2, but only if and when such withdrawing Early Adopter agrees to and grants a license under the terms of Section 4.5 b to all Licensees with respect to all such Bluetooth Specifications.

(4) Except with respect to any Bluetooth Specification in connection with which the Early Adopter is withdrawing under
Section 7.2 (Effects of Withdrawal), Section 4.5 in this Agreement shall continue in full force with respect to all Bluetooth Specifications and Foundation Specification adopted prior to the date of the Early Adopter's withdrawal ("Committed Specifications").

(5) This Section 7 (Withdrawal) is not intended to authorise, permit or allow the survival (or coincident licensing) of any unmodified portion of a Committed Specification to be contained in any Bluetooth Specification approved after a Member's termination unless (i) the unmodified portion of the Committed Specification is contained in a subsequent Bluetooth Specification that only extends or corrects the Committed Specification, or (ii) only if the terminating Early Adopter is granted and accepts a reciprocal license commensurate with and of the same scope as set forth in Section 4.5 (License grant) with respect to such subsequent Bluetooth Specification incorporating the unmodified portion of the Committed Specification.

(6) all other rights, licenses, obligations, terms and conditions of this Agreement shall terminate with respect to such withdrawing Early Adopter, including without limitation those set forth in Section 4.5 (License Grant), except as set out in
Section 7.2 (3), (4) and (5) above which rights shall survive.

8. GENERAL

8.1 Effective Date. This Agreement shall become effective when the Secretary receives an original, fully executed copy hereof.

8.2 No Other Licenses. Except for the rights expressly provided by this Agreement, no Promoter or Early Adopter grants or receives, by implication, or estoppel, or otherwise, any rights under any patents or other intellectual property rights.

8.3 No Warranty. All parties acknowledge that all information provided as part of the Bluetooth Specification(s) and/or Foundation Specification development process and the Draft Bluetooth Specification(s) and/or Bluetooth Specification(s) or Foundation Specification itself are all provided "AS IS" WITH NO WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND THE PARTIES EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY WARRANTY OTHERWISE ARISING OUT OF ANY PROPOSAL, SPECIFICATION, OR SAMPLE.

8.4 Limitation of Liability. IN NO EVENT WILL ANY PARTY HERETO OR ANY OTHER EARLY ADOPTER BE LIABLE TO ANY OTHER PARTY OR EARLY ADOPTER FOR THE COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST PROFITS, LOSS OF USE, LOSS OF DATA OR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OF ANY PARTY INCLUDING THIRD PARITES, WHETHER UNDER CONTRACT, TORT, WARRANTY OR OTHERWISE, ARISING IN ANY WAY OUT OF THIS OR ANY OTHER RELATED AGREEMENT, WHETHER OR NOT SUCH PARTY HAD ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

8.5 Governing Law. This Agreement shall be construed and controlled by the laws of the State of New York without reference to conflict of laws principles.

8.6 Jurisdiction. The parties agree that all disputes arising in any way out of this Agreement shall be heard exclusively in, and all parties irrevocably consent to jurisdiction and venue in, the state and Federal courts of New York.

8.7 Notices. All notices hereunder shall be electronic or written and sent to the parties at such addresses as the Parties may later specify by such written notice. For purposes of this
Section 8.7, notice can include notice by written mail, electronic mail or by facsimile.

Such notices shall be deemed served when received and acknowledged by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Any party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

8.8 Good Faith Dealing. Early Adopter hereby represents and warrants that is has power to cause all patents owned or controlled by it and all of its Affiliates to be licensed as set forth in this Agreement.

8.9 Not Partners. The parties hereto are independent companies and are not partners or joint venturers with each other.

8.10 Complete Agreement; No Waiver. Except for Bluetooth Multi-party NDA and license to contributions, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements and understandings relating hereto. No modifications or additions to or deletions from this Agreement shall be binding unless accepted in writing by an authorized representative of all parties, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.11 No Rule of Strict Construction. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against any party. If any provision of this Agreement is determined by a court to be unenforceable, the parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

8.12 Compliance with Laws and Bylaws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, present and future, of any government having jurisdiction over the parties hereto, and to orders, regulations, directions or requests of any such government. The parties further agree to comply with Bluetooth Bylaws when ever applicable.

8.13 Counterparts. This Agreement maybe executed in one or more counterparts, each of which shall be deemed an original, but collectively shall constitute one and the same instrument.

8.14 Effect of Divestiture, Merger or Acquisition. In the event that an Affiliate ceases to be an Affiliate, such as by divestiture, then such former Affiliate shall be entitled to sign up as an Associate or Early Adopter. If such former Affiliate signs up within 90 days from the date the Affiliate status ceases, then all licenses shall continue uninterrupted. If such former Affiliate does not so sign-up, then Section 7.2 shall apply with the former Affiliate to be considered the same as a withdrawing Early Adopter.

In the event, a Early Adopter is acquired or merged into another, non-affiliated company ("New Company"), then New Company shall be entitled to continue as an Early Adopter provided New Company assumes all the rights and obligations of Early Adopter under this Early Adopter's Agreement and any related agreements that the Early Adopter had executed with respect to the Bluetooth SIG.

8.15 Parties. The promoter executing this agreement have the authority and by signing this agreement do hereby bind all the Promoters to this agreement and each Promoter shall be considered a party to this Agreement.


Promoter:
Company:       IBM                           Address:  3039 Cornwallis Road
                                             MailStop: B205/P204,Research
Signature:     "Peter Lee"                             Triangle Park,
                                                       NC 27709, USA
Name:          Peter Lee                     Telephone: (919) 543-9888

Title:         Senior Engineer/Program       Fax:  (919) 543-8864
               Manager

Date:          12/15/00                      e-mail:  leep@us.ibm.com



Early Adopter:
Company:       BRAINTECH, INC.               Address:#102-930 West 1st Street
Signature:     "Owen Jones"                          North Vancouver, BC,
                                                     V7P 3N4 Canada

Name:          Owen Jones                    Telephone: (604) 988-6440

Title:         CEO                           Fax: (604) 980-7121

Date:          11/20/00                      e-mail:  ojones@braintech.com